Exhibit 99.1
Press Release

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com
ARRAY BIOPHARMA REPORTS FINANCIAL RESULTS FOR THE
FIRST QUARTER OF FISCAL 2011
Boulder, Colo., (November 8, 2010) - Array BioPharma Inc. (NASDAQ: ARRY) today reported financial results for the first quarter of fiscal 2011.
Array reported revenue of $18.5 million for the first quarter of fiscal 2011, compared to revenue of $7.9 million for the same period in fiscal 2010. Array spent $13.9 million in proprietary research and development for the quarter to advance its clinical development and discovery programs. This compares to $19.2 million spent on proprietary research and development during the first quarter of fiscal 2010. Array reported a net loss of $10.6 million, or ($0.20) per share, for the first quarter, compared to a net loss of $24.8 million, or ($0.52) per share, for the first quarter in fiscal 2010. Array ended the first quarter of fiscal 2011 with $109 million in cash, cash equivalents and marketable securities.
“Array remains focused on creating value by advancing our key development products both alone, and in concert with our industry-leading partners,” said Robert E. Conway, Chief Executive Officer. “As our pipeline continues to progress and demonstrate patient benefit, we expect an increasing number of value creating events in calendar 2011 and beyond.”
SUMMARY OF KEY DEVELOPMENT PROGRAMS
MEK162 (ARRY-162) (Novartis) – MEK inhibitor for cancer:
Array completed patient enrollment in an expansion of a Phase 1 trial of MEK162 in biliary tract cancer patients at ten clinical sites in North America. Array also initiated a second expansion study in patients with KRAS or BRAF mutant colorectal cancer. The expansions are designed to evaluate safety, pharmacokinetics, pharmacodynamics and to obtain preliminary efficacy data. During calendar 2011, Array plans to complete the biliary tract and colorectal cancer expansions and initiate a Phase 2 trial in patients with KRAS mutant colorectal cancer.
Selumetinib (AZD6244) (AstraZeneca) – MEK inhibitor for cancer:
AstraZeneca completed enrollment in two 80 patient trials: a Phase 2 trial of selumetinib plus DTIC compared with DTIC in first line melanoma patients with BRAF mutation and a Phase 2 trial of selumetinib plus Taxotere compared with Taxotere in second line non small lung cancer patients with KRAS mutation. In addition, AstraZeneca initiated a Phase 2 trial of selumetinib compared with Temodar® (temozolomide) in patients with metastatic melanoma of the eye. One hundred fifty nine patients are anticipated to enroll in this trial.
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AstraZeneca presented Phase 1 clinical trial results at the 2010 ASCO annual meeting in June 2010 with the new selumetinib capsule formulation. This study evaluated two doses of selumetinib in combination with chemotherapies. In a subgroup of 18 patients with melanoma whose tumors were evaluable for mutational status, selumetinib plus chemotherapy had a 56% response rate in patients with BRAF mutations with a median time to progression of 31 weeks, versus 8 weeks in the patients with wild-type BRAF. This is the first disclosed efficacy data with the new formulation of selumetinib, which provides twice the drug exposure at the preferred dose.
ARRY-520 – KSP inhibitor for Multiple Myeloma (MM): Array has completed enrollment and established the maximum tolerated dose in a Phase 1 trial with ARRY-520, a novel KSP inhibitor, in patients with MM. Array plans to provide results of this study at a scientific meeting later this year. In addition, Array initiated a Phase 2 single agent study in patients with MM and is initiating a Phase 1b combination study with Velcade® (bortezomib) in patients with MM.
AMG 151 / ARRY-403 (Amgen) – Glucokinase activator for type 2 diabetes: Array completed a Phase 1 multiple ascending dose clinical trial in patients with type 2 diabetes with AMG 151 / ARRY-403, a small-molecule glucokinase activator that Array partnered with Amgen Inc. in December 2009. Amgen is responsible for all future development. Array also continued a research program, which is being funded by Amgen to identify and advance second-generation glucokinase activators.
OTHER RECENT EVENTS
ARRY-380 – HER2 oral, selective inhibitor for cancer: Array announced positive interim results of its novel, oral HER2 (ErbB2) inhibitor, ARRY-380, in a Phase 1 trial in patients with advanced cancer at the 2010 ASCO Breast Cancer Symposium in National Harbor, Maryland. Interim results were presented on 17 patients with HER2 positive metastatic breast cancer treated with ARRY-380 at doses greater than or equal to 200 mg BID. All of these patients had been previously treated with Herceptin® (trastuzumab), and 81 percent were previously treated with Tykerb® (lapatinib). Twenty-nine percent of these patients had a partial response or stable disease for six months or longer. Thirteen of the 17 patients had measurable disease as defined by the Response Evaluation Criteria in Solid Tumors (RECIST); of these patients, seven (54 percent) had regressions in target lesions. Of the four patients with no measurable disease, three had regressions of non-target chest wall lesions as documented by photographic evaluation.
ARRY-380 was well-tolerated; the predominant treatment-related adverse events have been Grade 1. Because ARRY-380 is selective for HER2 and does not inhibit EGFR, there was, as expected, a low incidence and severity of diarrhea, rash and fatigue. Additionally, there were no Grade 4 events or adverse cardiac events reported. The maximum tolerated dose of ARRY-380 established in this Phase 1 trial is 600 mg (twice daily). An expansion cohort in patients with HER2 positive metastatic breast cancer is ongoing to confirm safety and explore efficacy and pharmacodynamic markers.
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Array will hold a conference call on Tuesday, November 9, 2010, at 9:00 a.m. eastern time to discuss these results. Robert E. Conway, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information
Date:	Tuesday, November 9, 2010
Time:	9:00 a.m. eastern time
Toll-Free:	877-419-6593
Toll:	719-325-4760
Pass Code:	2106248
Webcast & Conference Call Slides:
http://investor.arraybiopharma.com/phoenix.zhtml?c=123810&p=irol-irhome
A replay of the call will be available as a webcast on www.arraybiopharma.com and by phone for one week by dialing toll-free (888) 203-1112 or (719) 457-0820. The access code is 2106248.
About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer and inflammatory diseases. Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs. For more information on Array, please go to www.arraybiopharma.com.
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Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our potential to earn future milestone and royalty payments under our collaboration agreements, expectations that events will occur that will result in greater value for the Company, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up front fees, milestone and/or royalty payments, and our future plans to progress, develop our proprietary programs and the plans of our collaborators to progress and develop programs we have licensed to them. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to attract and retain experienced scientists and management. We are providing this information as of November 8, 2010. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.
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Array BioPharma Inc.
Condensed Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	September 30,
	2010	2009

Revenue
Collaboration revenue	$5,720	$5,044
License and milestone revenue	12,793	2,846

Total revenue	18,513	7,890

Operating expenses
Cost of revenue	7,281	5,923
Research and development for proprietary drug discovery	13,855	19,201
General and administrative	4,268	4,213

Total operating expenses	25,404	29,337

Loss from operations	(6,891)	(21,447)

Other income (expense)
Loss on marketable securities	(67)	(217)
Interest income	220	304
Interest expense	(3,892)	(3,442)

Total other income	(3,739)	(3,355)

Net loss	$(10,630)	$(24,802)

Weighted average shares outstanding - basic and diluted	53,415	48,137

Net loss per share - basic and diluted	$(0.20)	$(0.52)

Summary Balance Sheet Data (in thousands)

	September 30,	June 30,
	2010	2010

Cash, cash equivalents and marketable securities	$108,661	$128,869
Property, plant and equipment, gross	$84,529	$84,176
Working capital	$23,027	$39,367
Total assets	$139,254	$159,179
Long-term debt, net	$114,461	$112,825
Stockholders’ deficit	$(125,233)	$(116,678)
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